UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 9, 2026

EASTERN BANKSHARES, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-39610	84-4199750
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

125 High Street Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 897-1100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	EBC	Nasdaq Global Select Market

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Election of Directors; Appointment of Certain Officers; Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Eastern Bankshares, Inc. (the “Company”) announced Mr. Peter K. Markell has been unanimously elected as Lead Independent Director effective January 1, 2027, and will succeed Deborah C. Jackson, who will step down as Lead Director effective January 1, 2027, in anticipation of her planned retirement from the Board at year-end 2027.

Mr. Markell has served as a director of the Company, and as a trustee of its predecessor holding company, Eastern Bank Corporation, since 2006. He currently chairs the Board’s Audit Committee and serves on its Risk Management Committee and Compensation and Human Capital Management Committee. Following a comprehensive nomination process, Mr. Markell was recommended for the role by the Board’s Nominating and Governance Committee and unanimously elected to a one-year term by the Board’s the independent Directors, consistent with the Company’s Corporate Governance Guidelines.

Robert F. Rivers, Chair of the Board and Executive Chair of the Company, stated, “Peter Markell has been a trusted and steady voice on our Board for two decades, and his deep financial expertise, leadership of our Audit Committee and broad perspective across our committees make him exceptionally well suited to lead our independent directors. We are equally grateful to Deborah Jackson, who has led our independent directors with exceptional integrity and excellence since 2018. We are fortunate to continue to benefit from her wise, experienced counsel as a director through 2027.”

Earlier this week, Richard Holbrook and Luis A. Borgen provided notice of their intent to resign from their positions as members of the Board and as members of the Board of Directors of the Company’s wholly owned subsidiary, Eastern Bank, effective December 31, 2026. Mr. Holbrook will resign in accordance with the mandatory age limitation for members of the Board set forth in the Company’s Corporate Governance Guidelines, while Mr. Borgen will resign to devote more time to his personal and professional commitments. In connection with their resignation from the Board, neither Mr. Holbrook nor Mr. Borgen expressed any disagreement with the Company on any matter relating to its operations, policies, or practices.

Mr. Holbrook, who has been a director of Eastern Bank since 2001, was also Chair Emeritus. He retired as Chair and CEO of Eastern Bank in 2016, having served in those roles since 2007. He served on the Risk Management Committee of the Board immediately prior to his resignation.

Mr. Borgen, who has been a director of Eastern Bank since 2016, chaired the Risk Management Committee of the Board immediately prior to his resignation.

Robert F. Rivers, Chair of the Board and Executive Chair of the Company, stated, “We are very grateful for the many contributions Rich Holbrook and Luis Borgen have made to our Company, particularly over the past six years of extraordinary transformation. Rich joined Eastern in 1996 and since that time has strengthened our Company through his exemplary leadership and financial stewardship as CFO, CEO, Board Chair and Director. Luis Borgen’s decades of financial expertise and public company experience likewise strengthened our Board. We wish them both the very best in their next chapters.”

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are included with this Report:

Exhibit	Description

99.1	Press Release, dated November 13, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EASTERN BANKSHARES, INC.

DATE: November 13, 2026	By:	/s/ David Rosato
	Name:	David Rosato
	Title:	Chief Financial Officer